UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Tilray Brands, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
DATED SEPTEMBER 22, 2022
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 22, 2022

October 11, 2022

On October 3, 2022, Tilray Brands, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Proxy Statement”) for the Company’s 2022 Annual Meeting of Stockholders, to be held on November 22, 2022 (the “Annual Meeting”).  This supplement is being filed to amend and supplement certain disclosures in the “Executive Compensation—CEO Pay Ratio” section in the Proxy Statement.

The section entitled “Executive Compensation—CEO Pay Ratio” on page 47 of the Proxy Statement is amended and restated in its entirety as set forth below.  Except as specifically revised by the information contained herein, this supplement does not modify, amend or otherwise affect any of the other information set forth in the Proxy Statement.  This supplement should be read with the Proxy Statement, and, from and after the date of this supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as supplemented hereby.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.  If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.  If you have not already voted or if you wish to change your vote, please vote by telephone or internet to ensure that your voting instructions are timely received before the Annual Meeting. Capitalized terms used in this Supplement and not otherwise defined have the meaning given to such terms in the Proxy Statement.

Under rules adopted by the SEC, we are furnishing Proxy Materials to our stockholders primarily via the Internet instead of mailing printed copies of those materials to each stockholder.  Beginning on or about September 26, 2022, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) an Important Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Materials, including our Proxy Statement and our Annual Report. The Notice also instructs stockholders on how to vote via the Internet.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources; however, if you would prefer to receive printed proxy materials and a proxy card, please follow the instructions included in the Notice and in this Proxy Statement. If you have previously elected to receive our proxy materials electronically, these materials will continue to be made available to you via email until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials and a proxy card in paper format until you elect otherwise.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to Be Held on November 22, 2022:

As permitted under applicable SEC rules, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and submit proxy votes online.  Our Proxy Materials, as well as this Supplement, are available for review at: www.proxyvote.com.  The Proxy Materials are also available on our own website (https:www.tilray.com).

CEO Pay Ratio

Under SEC regulations, we are required to calculate and disclose the total annual compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO (the “CEO Pay Ratio”).

Set forth below is a description of the methodology, including material assumptions, adjustments and estimates we used to identify the median employee for purposes of calculating the CEO Pay Ratio:

•	We identified our median employee from all employees, including full-time and part-time employees who were on our payroll records as of a determination date of May 31, 2022.

•	Compensation for international employees was converted to U.S. dollar equivalents based on the applicable exchange rate.

•
In determining compensation for purposes of the median calculation, we used each employee’s annual base pay and cash equivalent of benefits. Given we do not widely distribute annual equity awards to our employees, such awards were excluded from our consistently applied compensation measure.

•	We annualized the base salary earned during the fiscal year ending May 31, 2022 by all employees.

•	We then calculated the annual total compensation of the identified median employee in accordance with the requirements of the Summary Compensation Table.

We determined our median employee’s total compensation based upon the foregoing methodology for Fiscal Year 2022, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

For the fiscal year ending May 31, 2022, the median employee’s total compensation was $36,989. As disclosed in the Summary Compensation Table, the total compensation of our CEO was $19,456,767, which includes equity awards valued on the date of grant (July 2021) equal to $17,599,962. This equity award amount was based on the grant date value of the Company’s stock equal to $13.70 and $12.73 per share, and is subject to retention and financial-performance based vesting conditions.  Inclusive of the equity-incentive awards granted in July 2021, the resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 526 to 1. The foregoing pay ratio represents the Company’s estimate calculated in a manner the Company believes to be consistent with the SEC rules and applicable guidance.
Given that the median employee does not receive equity incentive awards, we believe that providing a supplemental pay ratio excluding the grant date value of the CEO’s July 2021 equity awards reflects a more representative comparison.  If we were to exclude the equity compensation value from our CEO’s total compensation, the resulting supplemental CEO pay ratio would be 52 to 1.

In calculating the pay ratio, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.  Neither the Compensation Committee nor management of the Company uses the pay ratio measure in making compensation decisions.